Exhibit 99.1

DEER VALLEY CORPORATION TEAMS WITH CIS TO INCREASE THE AVAILABILITY OF AFFORDABLE HOME LOANS FOR QUALIFIED RETAIL BUYERS OF MANUFACTURED HOMES

April 15, 2013

Tampa, Florida

Deer Valley Corporation (“Deer Valley” or the “Company”) (OTCBB: DVLY), announced that the Company’s wholly owned subsidiary, Deer Valley Financial, Inc. (“DVF”) had entered into an agreement to provide CIS Home Loans (“CIS”) with a secured line of credit which would allow CIS to significantly increase its placement of retail mortgages for qualified buyers of manufactured and modular homes. Under the terms of the agreement, Deer Valley will furnish up to total of $2.5 million dollars to CIS to provide 80% of the initial funding required to bridge “construction-to-permanent loans” prior to the issue of a certificate of occupancy and ultimate resale of the loan to either private or government controlled long term financing entities.

Since its inception in 2009, DVF’s financing activity has heretofore been limited to providing inventory financing to select retail dealers of the Company’s homes. The action announced herein will increase the availability of financing to retail buyers of affordable manufactured and modular homes through-out south-central U.S. area served by the Company and a somewhat broader geographical area served by CIS.

In commenting on the new arrangement, Mr. Charles G. Masters, Deer Valley’s CEO and President of DVF, said, “In the period following the financial crash of 2008, certain segments of the home mortgage market have been unduly vilified by banks to the detriment of every company engaged in the housing industry. The initial phases of the financing cycle required to implement the highly sought after “single-closing construction-to-permanent” mortgage financing is one of the segments that have been negatively impacted. Many commercial banks are continuing to avoid this segment because it provides only a moderate rate of return in the face of banking regulations designed to limit funding to large, long term construction projects. Nevertheless, this specific source of retail financing is very important to the entire housing industry, and because of the short construction time associated with manufacturing housing and modular housing, the actual funding risk is exceptionally low. The management team at Deer Valley is pleased be able to assist our dealers, our home buyers and our industry through this new arrangement with CIS.”

In a contemporaneous comment, Paula Reeves, president of CIS, said “Single-closing, construction-to-permanent mortgage is a common form of financing for new site built homes. Often, however, it is not readily available to buyers of manufactured and modular homes. In recent years, CIS has become a leader in offering this type of loan to buyers of “factory-built” homes. The new arrangement with Deer Valley will permit CIS to accelerate its growth in this specialized segment of the mortgage market where the availability of funding from CIS’s larger “warehouse” credit lines is somewhat restrictive. Deer Valley is a highly reputed builder supplying top quality homes in CIS’ targeted market. We at CIS are excited to be teamed with Deer Valley in bringing increased availability of this form of retail financing to the buyers of affordable homes.”

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seeking”, “pursuing”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may”, “growth opportunities”, “potential new business opportunities”, “potential acquisition”, “could lead to”, “potential”, “designed to”, “seek to achieve”, “potential access”, “hope to”, “ambitious goals”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and principal operations in Guin, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. Through its wholly owned subsidiary, Deer Valley Financial, Inc., the Company provides inventory financing to certain of the Company’s retail dealers and short term financing to CIS, a non-equity affiliated specialty mortgage provider.

The corporate offices of Deer Valley Corporation are located at 3030 North Rocky Point Drive, Suite 150, Tampa, Florida 33607

Additional information can be found at: http://www.deervalleyhb.com.

Contact Information:

Deer Valley Corporation, Tampa, Florida

Charles G. Masters (813) 418-5250

cmasters@tampabay.rr.com